Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Relations Contact:
Irma Gomez-Dib - FD
212-850-5761
irma.gomez-dib@fd.com

Press Release

INSMED ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS

RICHMOND, VA., March 15, 2010 - Insmed Inc. (NASDAQ CM: INSM), a biopharmaceutical company, today reported results for the fourth quarter and full-year ended December 31, 2009.

Revenues for the fourth quarter ended December 31, 2009 were $2.5 million, as compared to $2.9 million for the corresponding period in 2008.  The decrease was a result of a reduction of $0.9 million in cost recovery from our IPLEX™ Expanded Access Program (“EAP”) for Amyotrophic Lateral Sclerosis (‘ALS”) in Europe, which was partially offset by $0.5 million of IPLEX™ grant revenue that was recognized in the fourth quarter of 2009.  The reduction in IPLEX™ cost recovery was due to the Company’s decision in July 2009 to cease supplying IPLEX™ to new ALS patients in order to preserve the remaining IPLEX™ inventory for ALS patients currently receiving the drug.  The $0.5 million in grant revenue relates to the timing of a grant received from the Muscular Dystrophy Association in regards to the previously completed Phase II Myotonic Muscular Dystrophy trial.

In the fourth quarter of 2009, the Company posted a net profit of $2.3 million or $0.02 per share, as compared to a net loss of $4.0 million, or $0.03 per share, for the fourth quarter of 2008.  The $6.3 million improvement was attributable to a $4.5 million decrease in total expenses, a $2.0 million reduction in taxes, and a $0.2 million reduction in interest expense, which was partially offset by the $0.4 million reduction in total revenues.

The $4.5 million decrease in total expenses were driven largely by lower research and development expenses (“R&D Expenses”) as a result of the elimination of manufacturing expenses following the sale of our follow-on biologics (“FOB”) assets in March 2009.  Selling, general and administrative expenses (“SG&A Expenses”) were principally in line with the fourth quarter of 2008.

The $2.0 million reduction in taxes results from the beneficial impact of the revised tax laws, which came into effect in the fourth quarter of 2009, and allowed the Company to utilize more of its net operating losses (“NOLs”) than previously able under former tax law to reduce the amount of taxes paid on the gain on sale of its FOB business to Merck in March 2009.

The lower interest expense was due to the reduction of the debt discount amortization associated with our 2005 convertible notes.

For the 12-months ended December 31, 2009, revenues totaled $10.4 million, as compared to $11.7 million in the 12-months of 2008.  Consistent with fourth quarter results, the decrease was primarily attributable to a year-over-year decrease of $1.3 million in cost recovery from our IPLEX™ EAP in Europe.

Net income for the 12-months ended December 31, 2009 was $118.4 million, or $0.93 per share, compared to a net loss of $15.7 million, or $0.13 per share, for the corresponding 12-months of 2008.  This $134.0 million improvement was primarily due to the $127.0 million after tax gain on sale of our FOB assets to Merck, combined with a $7.1 million decrease in total expenses, a $0.3 million improvement in investment returns, a $0.5 million decrease in interest expense, and a $0.5 million reduction in the realized loss on investments, which were partially offset by a $1.3 million reduction in net revenue.

The $7.1 million decrease in total expenses was due to an $11.8 million reduction in R&D expenses, which was partially offset by a $4.7 million increase in SG&A expenses.

The $11.8 million reduction in R&D expenses was due primarily to a decrease in manufacturing expenses following the sale of our FOB assets in March 2009.  The $4.7 million increase in SG&A expenses was due largely to a combination of the recognition of stock compensation expense for the restricted stock and restricted stock units that vested on March 31, 2009, and the award of bonuses, together with the increased finance, legal and consulting fees related to the ongoing strategic review.  The improved return on investments reflected the increased cash position, the lower interest expense was again due to the reduction in debt discount amortization and the $0.5 million reduction in investment loss was due to the write-off of the NAPO investment, which occurred in 2008.

"As we continue to move ahead with our strategic review, we were pleased with our ability to generate cash in the fourth quarter,” said Dr. Melvin Sharoky, Insmed's Chairman.  “We remain committed to protecting our capital for the full duration of the strategic review.  We have an enviable balance sheet, especially considering that access to capital remains limited for many private and public biotech companies, and continue to be focused on leveraging our assets in order to drive maximum long-term shareholder value."

As of December 31, 2009, Insmed had total cash, cash equivalents, short-term investments, and certificate of deposits on hand totaling $124.3 million, consisting of $122.2 million in cash and short term investments and $2.1 million in a certificate of deposit, as compared to $2.4 million of cash on hand as of December 31, 2008.  The $121.9 million increase in total cash was due to the $127.5 million in before tax proceeds from the sale of Insmed's FOB assets to Merck, $4.1 million from the conversion of warrants and options into common stock, the release of a $2.1 million previously restricted certificate of deposit, and a $0.4 million increase in unrealized gains on investments, which was partially offset by $11.0 million utilized to fund operations and $1.2 million for the partial repayment of the Company's 2005 convertible notes.

Conference Call

To participate in today’s 8:30 AM ET conference call, please dial 866-543-6411 (U.S. callers) or 617-213-8900 (international), and provide passcode 41745811.  A live webcast of the call will also be available at:
http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=2782413.
Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning at 11:30 AM ET today at 888-286-8010 (U.S. callers) or 617-801-6888 (international), using passcode 80401187.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to business strategies, plans and objectives of management and our strategic review process, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in identifying or reaching agreement with acquisition or merger candidates our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$12,740	$2,145
Short-term investments	109,441	252
Income tax receivable	2,023	-
Accounts receivable, net	245	122
Prepaid expenses	159	74
Total current assets	124,608	2,593

Long-term assets:
Certificate of deposit	2,085	-
Restricted cash, long-term	-	2,095
Deferred financing costs, net	2	70
Total long-term assets	2,087	2,165

Total assets	$126,695	$4,758

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$312	$1,277
Accrued project costs & other	1,150	936
Payroll liabilities	580	453
Restricted stock unit liability	-	113
Interest payable	1	13
Deferred rent	132	168
Deferred revenue	398	302

Convertible debt	231	2,211
Debt discount	(23)	(596)
Net convertible debt	208	1,615

Total current liabilities	2,781	4,877

Long-term liabilities:
Convertible debt	-	553
Debt discount	-	(66)
Net long-term convertible debt	-	487

Asset retirement obligation	-	2,217

Total liabilities	2,781	7,581

Stockholders' equity (deficit):
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 130,208,099 in 2009 and 122,494,010 in 2008	1,302	1,225
Additional paid-in capital	350,243	342,378
Accumulated deficit	(228,076)	(346,426)
Accumulated other comprehensive gain:
Unrealized gain on investment	445	-
Net stockholders' equity (deficit)	123,914	(2,823)

Total liabilities and stockholders' equity (deficit)	$126,695	$4,758

INSMED INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data)

	Twelve Months Ended
	December 31,
	2009	2008	2007

Sales, net	$-	$-	$423
Royalties	129	144	121
License income	-	-	1,607
Grant revenue	1,044	1,044	-
Other expanded access program income, net	9,200	10,511	5,430
Total revenues	10,373	11,699	7,581

Operating expenses:
Cost of goods sold	-	-	576
Research and development	9,207	21,047	19,198
Selling, general and administrative	9,840	5,063	8,246
Total expenses	19,047	26,110	28,020

Operating loss	(8,674)	(14,411)	(20,439)

Investment income	808	500	1,159
Realized loss on investments	-	(500)	-
Interest expense	(781)	(1,256)	(682)
Gain on sale of asset, net	127,474	-	-
Income (loss) before taxes	118,827	(15,667)	(19,962)

Income tax expense	477	-	-

Net income (loss)	$118,350	$(15,667)	$(19,962)

Basic net income (loss) per share	$0.93	$(0.13)	$(0.17)

Shares used in computing basic net income (loss) per share	127,115	122,132	114,682

Diluted net income (loss) per share	$0.93	$(0.13)	$(0.17)

Shares used in computing diluted net income (loss) per share	127,270	122,132	114,682

INSMED INCORPORATED
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2009	2008	2007
Operating activities
Net income (loss)	$118,350	$(15,667)	$(19,962)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	707	1,043	406
Stock based compensation expense	2,542	850	521
Gain on sale of asset, net	(127,474)	-	-
Stock options issued for services	-	143	38
Realized loss on investments	-	500	-
Changes in operating assets and liabilities:
Income tax receivable	(2,023)	-	-
Accounts receivable	(123)	128	(9)
Inventory	-	-	576
Prepaid expenses	(85)	170	(157)
Accounts payable	(965)	373	(6,282)
Accrued project costs & other	214	433	(612)
Payroll liabilities	127	(178)	(671)
Deferred rent	(36)	53	61
Deferred revenue	96	57	245
Restricted stock unit liability	(113)	113	-
Asset retirement obligation	(2,217)	-	591
Interest payable	(12)	(10)	-
Net cash used in operating activities	(11,012)	(11,992)	(25,255)

Investing activities
Cash received from asset sale	127,474	-	-
Change in certificate of deposits	10	-	-
Decreases in short-term investments	-	12,673	9,066
Purchases of short-term investments	(108,744)	-	(500)
Net cash provided by investing activities	18,740	12,673	8,566

Financing activities
Proceeds from issuance of common stock	580	-	16,964
Repayment of convertible notes	(1,246)	(2,211)	-
Warrants converted into shares	3,491	-	-
Other	42	121	1,158
Net cash provided by (used in) financing activities	2,867	(2,090)	18,122

Increase (decrease) in cash and cash equivalents	10,595	(1,409)	1,433
Cash and cash equivalents at beginning of period	2,145	3,554	2,121

Cash and cash equivalents at end of period	$12,740	$2,145	$3,554